Exhibit 99.1

Worthington Announces New Presidents

Gilmore to lead Cylinders and Lamprinakos heads to Steel Processing

COLUMBUS, Ohio, May 20, 2016 – Worthington Industries, Inc. (NYSE: WOR) today announced that Geoff Gilmore has been named president of Pressure Cylinders and John Lamprinakos will become president of Steel Processing effective June 1.

“I am very pleased to be announcing these leadership moves as I have every confidence in Geoff and John,” said John McConnell, Chairman and CEO.  “The record results in Steel Processing speak for themselves and I know Geoff’s leadership will have a positive impact on our Cylinders business.  He is excited to take on this next assignment.”  McConnell added, “After leading our WAVE joint venture for a number of years, John took over a struggling Engineered Cabs business and has guided that organization through challenging markets and has put it on a solid improvement track.  His experience in various leadership roles throughout our Company has prepared him well for this role.”

Gilmore was named president of Worthington Steel in August 2012.  He has been with Worthington Industries since 1998 in Steel sales, as a general manager at the Delta, Ohio steel facility, and as head of purchasing for Worthington Industries just prior to becoming Steel’s president.  Lamprinakos became president of Engineered Cabs in July 2013.  Prior to that, he led the WAVE joint venture with Armstrong for nine years.  He has been with Worthington since 1979 with a long track record in Pressure Cylinders, including two years as president.

The Company said a leader for Engineered Cabs will be named in the near future.  Worthington announced a leadership change at Pressure Cylinders in January 2016 and President and COO Mark Russell has served as interim president since then.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2015 fiscal year sales of $3.4 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and brand consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction. Worthington employs approximately 10,000 people and operates 83 facilities in 11 countries.

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Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

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